UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2007

Distributed Energy Systems Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50453	20-0177690
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

10 Technology Drive Wallingford, Connecticut	06492
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 678-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Joint Venture Agreement

On March 7, 2007, the registrant entered into a Joint Venture Agreement (the “Joint Venture Agreement”) with Morgan Stanley Wind LLC, a subsidiary of Morgan Stanley (“MSW”). This agreement establishes a framework for the registrant and MSW to work together to develop, finance, own and operate projects utilizing waste-to-energy technology, combined-heat-and-power technology and other advanced energy technologies. The agreement contemplates that MSW will subject to certain conditions generally contribute 85% of the capital necessary to meet project financing requirements, with the registrant providing the balance. The registrant will have the exclusive right to provide engineering, procurement and construction (“EPC”) services and operations and maintenance (“O&M”) services to the projects and MSW will have the exclusive right to provide specified financing services to the projects. The agreement has a term of five years, subject to early termination under specified circumstances. A copy of the Joint Venture Agreement is attached hereto as Exhibit 10.1.

Common Stock Purchase Warrant

In connection with the execution of the Joint Venture Agreement, the registrant also issued to MSW on March 7, 2007 a Common Stock Purchase Warrant entitling MSW to purchase up to 10% of the registrant’s common stock outstanding from time to time, including shares of common stock issuable upon the exercise of stock options, warrants and other convertible or exchangeable securities. This warrant vests in multiple tranches as described below:

•

The warrant is immediately vested as to 8% of the registrant’s common stock outstanding from time to time, at a purchase price equal to the lower of $2.25 per share or 80% of the fair market value of the common stock on the date of exercise, but in no event less than $2.10 per share. This 8% tranche of the warrant is exercisable until the second anniversary of the grant date, except that the exercise period will be extended for an additional year if the fair market value of the registrant’s common stock on such second anniversary is not at least $2.25 per share.

•

The warrant will vest in four subsequent tranches, each as to 0.5% of the registrant’s common stock outstanding from time to time, at such time as MSW has funded (1) $21.25 million, (2) $42.5 million, (3) $63.75 million and (4) $85 million in the aggregate to projects developed under the Joint Venture Agreement or the registrant has entered into EPC or O&M contracts with projects sourced by MSW with aggregate values equal to those thresholds. Each of these subsequent tranches will have a purchase price equal to the lower of 80% of the fair market value of the registrant’s common stock on the vesting date or 80% of the fair market value of the common stock on the date of exercise, but in no event less than $2.10 per share. Each subsequent tranche will be exercisable until the second anniversary of the vesting date of that tranche, except that the exercise period will be extended for an additional year if the fair market value of the registrant’s common stock on such second anniversary is not at least equal to the fair market value on the vesting date.

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The warrant may only be exercised in cash.

The registrant issued the warrant as an inducement for MSW to execute the Joint Venture Agreement. The registrant issued the warrant in a private placement exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) thereof. The registrant has agreed to use commercially reasonable efforts to register the shares issuable under the warrant for resale under the Securities Act.

A copy of the Common Stock Purchase Warrant is attached as Exhibit 10.2.

Item 3.02.	Unregistered Sales of Equity Securities

The disclosure in Item 1.01 under the heading “Common Stock Purchase Warrant” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISTRIBUTED ENERGY SYSTEMS CORP.

Date: March 9, 2007	By:	/s/ Peter Tallian
Peter Tallian Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Joint Venture Agreement dated March 7, 2007 between the registrant and Morgan Stanley Wind LLC.

10.2	Common Stock Purchase Warrant issued on March 7, 2007 by the registrant to Morgan Stanley Wind LLC.

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